LETTER  OF  GOOD  STANDING

File  Number     5636-939-2

[graphic  excluded:  Seal  of  Illinois]

State  of  Illinois
Office  of
The  Secretary  of  State

To  all  whom  these  Presents  Shall  Come,  Greeting:

I, Jesse White, Secretary of State of the State of Illinois, do hereby certify that PACIFIC TELCOM, INC., A DOMESTIC CORPORATION, INCORPORATED UNDER THE LAWS OF THIS STATE MAY 2, 1991, APPEARS TO HAVE COMPLIED WITH ALL THE PROVISIONS OF BUSINESS CORPORATION ACT OF THIS STATE RELATING TO THE FILING OF ANNUAL REPORTS AND PAYMENT OF FRANCHISE TAXES, AND AS OF THIS DATE, IS IN GOOD STANDING AS A DOMESTIC CORPORATION IN THE STATE OF ILLINOIS


[graphic  omitted  :  state  seal]

In Testimony Whereof, I hereto set my hand and cause to be affixed the Great Seal of the State of Illinois, this 31ST day of October A.D. 2000.

[signature]
Jesse  White
Secretary  of  State


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